Exhibit 3.1

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SWITCH, INC.

ARTICLE I

NAME

The name of the corporation is Switch, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III

AUTHORIZED CAPITAL STOCK

The total authorized capital stock of the Corporation shall consist of one thousand (1,000) shares of common stock, $0.001 par value.

ARTICLE IV

DIRECTORS

The members of the governing board of the Corporation are styled as directors. The Board of Directors shall be elected in such manner as shall be provided in the Bylaws of the Corporation. The number of directors may be changed from time to time in such manner as shall be provided in the Bylaws of the Corporation.

ARTICLE V

INDEMNIFICATION; EXCULPATION

The Corporation is authorized to indemnify and to advance expenses to each current, former or prospective director, officer, employee or agent of the Corporation to the fullest extent permitted by Sections 78.7502 and 78.751 of the Nevada Revised Statutes, or any successor provision of Nevada law allowing greater indemnification or advancement of expenses. To the fullest extent permitted by Section 78.138 of the Nevada Revised Statutes or any successor provision of Nevada law, no director or officer shall be personally liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a Director or officer. No amendment to, or modification or repeal of, this Article 8 shall adversely affect any right or protection of a director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

Any repeal or modification of this Article V hereof approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between Article V hereof and any other Article of the Corporation’s Articles of Incorporation, the terms and provisions of Article V shall control.

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IN WITNESS WHEREOF, the undersigned have signed this Second Amended and Restated Articles of Incorporation of Switch, Inc. as of December 6, 2022.

/s/ Thomas Morton
Name: Thomas Morton
Title: President